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                                                                  EXHIBIT 3.1(b)


                      RESTATED CERTIFICATE OF INCORPORATION
                            OF WALL STREET DELI, INC.


                           Originally Incorporated on
                               September 17, 1986
                             as Sandwich Chef, Inc.

         In accordance with the provisions of section 245 (c) of the Delaware General Corporation Law, the undersigned Corporation, pursuant to a Resolution duly adopted by its Board of Directors, hereby adopts the following Restated Certificate of Incorporation:

                                    ARTICLE I

                  The name of the corporation is Wall Street Deli, Inc. The Corporation was formerly known as Sandwich Chef, Inc., and its certificate of incorporation was originally filed with the Delaware Secretary of State on the 17th day of September, 1986.

                                   ARTICLE II

                  The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington (19801), County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                  The total number of shares of stock which the Corporation shall have authority to issue is twenty million (20,000,000) shares of common stock having a par value of five cents ($.05) per share, amounting in the aggregate to $1,000,000 total par value for all shares.



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                                    ARTICLE V

                  The period for the duration of the Corporation shall be perpetual.

                                   ARTICLE VI

                  This Corporation may from time to time issue its shares of stock for such consideration as may be fixed from time to time by the Board of Directors and may receive in payment thereof, in whole or in part, cash, labor done, personal property, or real property, or leases thereof. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of such labor, property, real estate or leases thereof, shall be conclusive. Any and all shares so issued for which the consideration so fixed shall have been paid or delivered shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payment in respect thereof.

                                   ARTICLE VII

                  The corporate powers shall be exercised by the Board of Directors, except as otherwise provided by statute or by the Certificate of Incorporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

         (a) To alter, amend and repeal the bylaws or adopt new bylaws of the Corporation, provided, however, that the Board of Directors may not alter, amend or repeal any bylaw establishing the number of directors, or what constitutes a quorum at stockholders' meetings.

         (b) To fix and determine and to vary the amount of working capital of the Corporation; to determine whether any, and if any, what part of any, accumulated profits shall be declared and paid as dividends; to determine the date or dates for the declaration and payment of dividends; and to direct and determine the use and disposition of any surplus or net profits over and above the capital stock paid in.

         The Corporation may, in its bylaws, confer powers upon its Board of Directors in addition to the foregoing, and in addition to the powers and authority expressly conferred upon directors by statute. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, if prior to such action, a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

                                  ARTICLE VIII

                  (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or



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proceeding, whether civil, criminal, administrative or investigative, including appeals (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer. employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

                  (d) An indemnification under subsections (a) and (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
(b). Such determination shall be made (1) by the Board of Directors by a majority vote of



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a quorum consisting of directors who were not parties to, or who have been wholly successful on the merits or otherwise with respect to, such claim, action, suit or proceeding, or (2) if such quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred in defending a civil or criminal claim, action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such claim, action, suit or proceeding as authorized in the manner provided in subsection (d) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if and to the extent that it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this section.

                  (f) The indemnification authorized by this Article shall not be deemed exclusive of and shall be in addition to any other rights (whether created prior or subsequent to the date of these Articles) to which those indemnified may be entitled under any statute, rule of law, provision of articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (g) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

                  (h) Should the scope of indemnity provided by the foregoing be greater than the maximum scope of indemnity which the Corporation may lawfully grant by means of an express declaration, this Article shall not be invalid in its entirety but shall be construed to provide the maximum scope of indemnity which the Corporation could have lawfully granted by this Article or by any other authority.

                                   ARTICLE IX

                  No contract or other transaction between this Corporation and any person, firm, association or corporation and no other act of this Corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the Corporation are, directly or indirectly, pecuniarily or otherwise interested in such contract, transaction, or other act, or related to or interested in (either as director, stockholder, officer, employee, member or otherwise) such person, firm, association or corporation. Any director of the Corporation



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individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he, individually, or such firm or association is so interested, shall be disclosed or known to the Board of Directors or a majority of the members thereof as shall be present at any meeting of the Board of Directors, or of any committee of directors having the powers of the full board, at which action upon any such contract, transaction or other act is taken; and if such fact shall be so disclosed or known, any director of this Corporation so related or otherwise interested may be counted in determining the presence of a quorum at any meeting of the Board of Directors, or of such committee, at which action upon any such contract, transaction or act shall be taken, and may vote thereat with respect to such action with like force and effect as if he were not so related or interested. Any director of the Corporation may vote upon any contract or other transaction between the Corporation any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary of affiliated corporation.

                                    ARTICLE X

                  Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

                                   ARTICLE XI

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         The Foregoing Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended, correctly sets forth without discrepancy the corresponding provisions of the Certificate of Incorporation as heretofore amended, and supersedes the original Certificate of Incorporation and all amendments thereto.

Dated:    January 22, 1998

                             WALL STREET DELI, INC.

                              /s/ Alan V. Kaufman
                             ---------------------------------------------------
                             Alan V. Kaufman, Chairman of the Board of Directors

                              /s/ Louis C. Henderson
                             ---------------------------------------------------
                             Louis C. Henderson, Jr., President

                              /s/ Steven G. Barrow
                             ---------------------------------------------------
                             Steven G. Barrow, Secretary



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